FOR IMMEDIATE RELEASE

STANLEY WORKS STRENGTHENS ITS SECURITY PLATFORM VIA ISR SOLUTIONS ACQUISITION

Stanley Security Solutions Adds Security Integrator Serving U.S. Federal Government And Large Commercial Customers

New Britain, December 13, 2004 ... The Stanley Works (NYSE: SWK) announced today that it has acquired ISR Solutions, Inc. Headquartered in the Washington, DC area, ISR Solutions is a North American electronic security integrator providing the U.S. federal government and commercial customers with access security systems design, installation and maintenance services.

Key benefits of acquiring ISR include:

•	Complements the recently-announced Security Group acquisition in establishing Stanley Security Solutions’ presence in serving the U.S. Federal Government, including the Homeland Security initiative.

•	Expands Stanley Security Solutions’ national security integration and service network by adding over 200 sales and service professionals in North America.

•	Provides the opportunity to expand ISR’s relationships with U.S. Government super-prime contractors and consultants.

UBS Investment Bank advised Stanley and USBX Advisory Services advised ISR Solutions on this transaction.

Together with the previously-announced proposed Security Group acquisition, this move accelerates Stanley Security Solutions towards its goal of building the first global network of total access and security solutions with a direct-to-end user delivery system.

“Our direct business model creates a unique value proposition for our end-user customers, and that is what distinguishes us from the competition,” said Justin Boswell, President of Stanley Security Solutions. “ISR brings a strong, experienced management team. It fits well with our strategy of expanding direct sales and service operations to more effectively serve our customers.

“This acquisition strengthens the presence we will gain with the proposed Security Group acquisition in a very important vertical market, the U.S. federal government. The ISR transaction provides an important entry into the Homeland Security sector, which we will continue to focus upon and where we anticipate substantial future growth.”

“I am very excited about the opportunities that becoming part of Stanley Security Solutions will provide to our employees, customers, suppliers and teaming partners. The expanded footprint will give ISR a much stronger presence throughout the United States” said Joseph Costa, President and Chief Executive Officer of ISR Solutions. Mr. Costa will join the Stanley Security Solutions leadership team, focusing on the electronic security integration business.

Annualized 2004 ISR revenues of approximately $40 million represent about a 6% increase in Stanley Security Solutions’ total revenue base. The acquisition is expected to be nominally accretive to earnings in 2005.

Mr. Boswell continued, “We are raising the standard in this industry. We believe customers will reward those suppliers who combine customized solutions with consistent and coordinated service across their global enterprise. Stanley is committed to being that partner for our customers.”

John Lundgren, Chairman and Chief Executive Officer of The Stanley Works commented: “We recently announced the disposition of our less strategic consumer home décor business. The ISR Solutions acquisition, together with the previously-announced Security Group and Cal-Dor acquisitions, are expected to replace approximately two-thirds of the revenues and most and eventually all of the lost earnings from the home decor business sale. These moves continue the shift of our portfolio toward favored markets with higher inherent growth and profitability.”

“Upon successful completion of the Security Group acquisition, we would expect our Security Solutions growth platform to account for approximately 25% of the company’s revenues in 2005. And as we recently indicated, we expect our acquisition activity to continue in 2005.”

About ISR Solutions:

ISR Solutions, headquartered in the Washington D.C. area, provides direct service and installation of access security systems, utilizing a base of 14 offices across the continental U. S. Approximately 50% of ISR’s revenues are generated in the federal, state and local government sectors. The remaining 50% comes from a number of commercial sectors.

About The Stanley Works

The Stanley Works, an S&P 500 company, is a worldwide supplier of consumer products, industrial tools and security solutions for professional, industrial and consumer use. More information about The Stanley Works can be found at www.stanleyworks.com.

Contact:	Gerry Gould, V. P. — Investor Relations (860) 827-3833 or ggould@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS; Under the Private Securities Litigation Reform Act of 1995

Certain statements including the statements in this press release regarding (i) the company’s ability to grow substantially in the Homeland Security sector; (ii) the company’s ability to maintain or increase ISR’s recent level of $40 million in annual revenues, thereby increasing Stanley Security Solutions’ total revenue base by about 6%; (iii) the ability of the ISR acquisition to be nominally accretive to earnings in 2005; (iv) the company’s ability to replace approximately two-thirds of the revenues and most and eventually all of the lost earnings from its home décor business sale through the acquisitions of ISR, Cal-Dor and Security Group (the “Acquisitions”) and continue to shift its portfolio toward favored markets with higher inherent growth and profitability; (v) the company’s ability to generate approximately 25% of the company’s revenues in 2005 through the Security Solutions growth platform; and (vi) the company’s ability to continue its acquisition activity in 2005 are forward looking and are based on current expectations and involve inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

The company’s ability to realize the results described above is dependent on (i) the success of the company’s ability to complete the acquisition of Security Group including, but not limited to the satisfaction or, where applicable, waiver of the conditions, including regulatory consents and approvals, to which the underlying transaction is subject within the anticipated time frame; (ii) the success of the company’s efforts to efficiently and promptly integrate the announced acquisitions and the sales related thereto; and (iii) the success of the company in identifying, negotiating and closing future acquisitions and integrating its recent (as well as future) acquisitions.

The company’s ability to achieve the objectives discussed above will also be affected by external factors. These external factors include the continued consolidation of customers in consumer channels, inventory management pressures of the company’s customers, changes in trade, monetary, tax and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the company’s debt program, the strength of the U.S. economy and the strength of foreign currencies, including but not limited to the Euro, war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.